Exhibit 99.1

Contact:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS SECOND QUARTER FISCAL 2016 RESULTS

JACKSON, Miss. (December 23, 2015)   Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the second quarter and six months ended November 28, 2015.

Net sales for the second quarter of fiscal 2016 were $546.0 million, a 44.2 percent increase compared with net sales of $378.6 million for the second quarter of fiscal 2015.  The Company reported net income of $109.2 million, or $2.27 per basic share and $2.26 per diluted share, for the second quarter of fiscal 2016 compared with $36.6 million, or $0.76 per basic and diluted share, for the second quarter of fiscal 2015.

For the first six months of fiscal 2016, net sales were $1,155.9 million compared with net sales of $735.6 million for the prior-year period.  The Company reported net income of $252.3 million, or $5.24 per basic share and $5.22 per diluted share, for the first half of fiscal 2016 compared with net income of $64.3 million, or $1.34 per basic share and $1.33 per diluted share, for the year-earlier period.

The net income per share numbers for the second quarter and year to date periods for fiscal 2016 and fiscal 2015 reflect the two-for-one stock split for shares of the Company’s common stock and Class A common stock, effective October 31, 2014.

Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “Our financial and operating results for the second quarter of fiscal 2016 reflect another very strong performance for Cal-Maine Foods.  For the second quarter, overall sales were up 44.2 percent over the same period last year,  and were up 57.1  percent through the first half of this fiscal year.  This impressive growth is primarily due to higher average selling prices and a modest increase in volumes compared with the same periods a year ago.  While egg prices were still at much higher than normal levels at the beginning of our second quarter, they dropped considerably in October before moving back up due to higher demand related to the Thanksgiving holiday. Even with this volatile behavior during the second quarter, our average selling prices for shell eggs were up 42.9 percent compared with the same period a year ago, however, they were down 12.2 percent on a sequential basis compared with the first quarter of fiscal 2016.  Egg prices have declined since the end of the second quarter.

“Our industry continues to deal with the significant reduction in the national laying hen flock that occurred this past spring related to the Avian Influenza (AI) outbreaks in the upper Midwestern United States.  While the supply is gradually starting to move back up, the current national laying hen flock reported by the USDA yesterday is still approximately nine percent lower than it was a year ago.  Egg prices have moved lower than expected in spite of the reduced supply, and we expect prices will remain volatile until the industry has more clarity on future supply levels.

“While there have been no further reported U.S. outbreaks of highly pathogenic AI, we continue to closely monitor the situation, and we are working with egg industry associations and government officials to identify ways to mitigate the risk of future outbreaks.  There have been no positive tests for AI at any of the Cal‑Maine Foods locations; however, we have strengthened our biosecurity measures at all of our facilities.

“Demand trends for eggs at retail were consistent through the second quarter, with higher volume in the weeks leading up to the Thanksgiving holiday,” added Baker.  “Specialty eggs have continued to account for a higher percentage of our overall sales volumes in fiscal 2016.  Specialty egg sales, including those sold through co-pack arrangements, accounted for 24.6 percent of our total number of shell eggs sold and 28.8 percent of our shell eggs revenue for the second quarter.  Our customers look to us to provide a product mix that meets changing consumer demand, and we have continued to position Cal-Maine Foods to effectively meet this demand.  We have a number of major capital projects underway across our operations to expand our cage-free capacity to meet increased customer demand for this product and to reduce our dependence on spot market purchases.  In addition to cage-free eggs, we offer a full complement of conventional, nutritionally enhanced and organic eggs, and we remain focused on pursuing additional opportunities to market and sell specialty eggs in fiscal 2016.

-MORE-

CALM Reports Second Quarter Fiscal 2016 Results

December 23, 2015

“Overall, our operations continued to perform very well during the second quarter and through the first half of this fiscal year.  Operating income for the second quarter of fiscal 2016 was $166.2 million compared with $55.6 million for the second quarter of fiscal 2015.  For the second quarter, our average feed costs per dozen were 1.2 percent lower compared with a year ago, but are down 7.4 percent for the first half of the fiscal year.  We have also incurred higher expenditures in fiscal 2016 related to the implementation of enhanced biosecurity measures at all locations.”

Baker concluded, “We are pleased with the progress to date at our joint venture with Rose Acre Farms in Texas.  This joint venture has allowed us to share the costs and risks associated with bringing more cage-free production to the market and remain competitive.  As planned, our initial flock for this joint venture was placed in early November, and we are on schedule for continued placements in the months ahead.  The additional capacity will significantly increase the availability of cage-free eggs and provide new market opportunities for Cal-Maine Foods.”

For the second quarter of fiscal 2016, Cal-Maine Foods will pay a cash dividend of approximately $0.751 per share to holders of its common and Class A common stock.  Pursuant to Cal-Maine Foods’ variable dividend policy, in each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. No dividends are paid in a quarter for which the Company does not report net income. The amount paid could vary slightly based on the amount of outstanding shares on the record date.  The dividend is payable February 11, 2016, to shareholders of record on January 27, 2016.

Selected operating statistics for the second quarter and year to date periods of fiscal 2016 compared with the prior year periods are shown below:

	13 Weeks Ended		26 Weeks Ended
	November 28, 2015	November 29, 2014	November 28, 2015	November 29, 2014
Dozen Eggs Sold (000)	264,172	263,488	522,946	515,171
Dozen Eggs Produced (000)	204,423	201,283	407,071	393,498
% Specialty Sales (dozen)	24.6%	21.0%	24.5%	22.9%
% Specialty Sales (dollars)	28.8%	29.8%	28.0%	29.8%
Net Average Selling Price (dozen)	$ 1.970	$ 1.379	$ 2.105	$ 1.367
Feed Cost (dozen)	$ 0.427	$ 0.432	$ 0.423	$ 0.457

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs.  The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry.  These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control.  The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) risks, changes or obligations that could result from our future acquisition of new flocks or businesses, and (v) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com.   Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate.  Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof.  Except as otherwise required by law, we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

-MORE-

CALM Reports Second Quarter Fiscal 2016 Results

December 23, 2015

CAL-MAINE FOODS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

SUMMARY STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended		26 Weeks Ended
	November 28, 2015	November 29, 2014	November 28, 2015	November 29, 2014
Net sales	$ 545,975	$ 378,617	$ 1,155,870	$ 735,561
Gross profit	211,597	92,709	474,668	173,810
Operating income	166,159	55,597	386,267	96,760
Other income	1,850	912	2,399	2,535
Income before income taxes and noncontrolling interest	168,009	56,509	388,666	99,295
Income before income taxes attributable to Cal-Maine Foods, Inc.	167,329	56,251	386,919	98,507

Net income	$ 109,230	$ 36,603	$ 252,253	$ 64,258

Net income per share:
Basic	$ 2.27	$ 0.76	$ 5.24	$ 1.34
Diluted	$ 2.26	$ 0.76	$ 5.22	$ 1.33
Weighted average shares outstanding
Basic	48,164	48,136	48,164	48,133
Diluted	48,361	48,404	48,354	48,400

SUMMARY BALANCE SHEETS

	5

	November 28, 2015	May 30, 2015
ASSETS
Cash and short-term investments	$ 420,331	$ 258,628
Receivables	157,836	101,977
Inventories	158,121	146,260
Prepaid expenses and other current assets	3,258	2,099
Current assets	739,546	508,964

Property, plant and equipment (net)	372,207	358,790
Other noncurrent assets	80,554	60,899
Total assets	$ 1,192,307	$ 928,653

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$ 121,961	$ 86,193
Current maturities of long-term debt	6,159	10,065
Income tax payable	88,902	5,288
Deferred income taxes	27,648	30,391
Current liabilities	244,670	131,937

Long-term debt, less current maturities	22,611	40,795
Deferred income taxes and other liabilities	49,879	51,359
Stockholders' equity	875,147	704,562
Total liabilities and stockholders' equity	$ 1,192,307	$ 928,653

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